Exhibit (a)(1)(F)
[Date]

[Name]
[Address]
[City, State, Zip]

Subject: Stock Option Exchange Program Reminder

Dear [Name]:

As of today, our records show you have not made an election to participate in the Stock Option Exchange Program. This letter is to remind you that June 16, 2010 at 11 p.m. Central time is the final deadline to participate in the Stock Option Exchange Program. If you wish to surrender your Eligible Options in exchange for New Options, as described in the offering materials filed with the Securities and Exchange Commission on Schedule TO on May 17, 2010, you must log in to the Stock Option Exchange Program Website, https://sprint.equitybenefits.com, Follow the directions to make a timely election or submit the paper Election Form included with your Offer packet mailed on May 17.

There are no exceptions to this deadline so we encourage you not to wait until the last day to make your election if you wish to participate. To log in to the Stock Option Exchange Program Website, https://sprint.equitybenefits.com, use your Sprint email address and enter your birth month and year as your temporary password. Once you have logged in, you will be prompted to customize your password. Simply follow the instructions on the website to access personalized information about your eligible options and how to make, change or withdraw your election before the end of the offering period.

To submit your election via the paper Election Form, please refer to the instructions on that form. If you have made your election online, you do not need to submit a paper Election Form.

Your participation in the exchange program is completely voluntary. You are not obligated to participate in the exchange program. Any options you do not elect to surrender for exchange will not be canceled and will remain subject to their present terms.

If you have any questions about the program, please call the Stock & Option Solutions Call Center at 800-864-7096 or email sprint@sos-team.com or, after the program ends, stockoptions@sprint.com.

Regards,

Jim Hayes, Director — Compensation